EXHIBIT 10.7

[Urologix, Inc. Letterhead]

May 28, 2010

Mr. Ralph Cardinal
[address]
[address]

Re: Urologix Offer of Employment: Vice President of Research and Development

Dear Mr. Cardinal:

          On behalf of Urologix, Inc., I am pleased to offer you a full time position with the Company as the Vice President of Research and Development. This position will report to the Chief Executive Officer. This offer is contingent upon completion of background check. We request that you begin employment on June 7, 2010.

          Your compensation will be $6,923.08 paid bi-weekly (annualized at $180,000). In fiscal year 2010 you will be eligible for an annual bonus of up to 30% of your earned compensation based on achievement of specific objectives. In addition, you will be eligible for 60,000 incentive stock options with standard vesting terms contingent upon board approval. You will be eligible to participate in our medical and dental, life, AD&D, short-term and long-term disability and flexible spending programs on the first of the month following your hire date. The cost of these benefits is dependent upon the coverage you elect. You will be eligible to participate in our 401(k) program following an initial 90-day waiting period. If you have any questions on benefits, please contact Melanie Hill at 763-475-7682. You will be entitled to accrue up to 120 hours of vacation annually.

          As a condition of your employment and for purposes of federal immigration law, you will be required to provide Urologix documentary evidence of your identity and eligibility for employment in the United States. To ensure timely processing of your initial paycheck, such documentation must be provided to us within three business days of your date of hire.

          You will also be required to sign an Urologix, Inc. Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition (copy attached) as a condition of your employment. This letter, along with the foregoing agreement relating to proprietary rights, confidentiality and non-competition sets forth the terms of your employment with the Company and supersedes any prior representations or agreements between us, whether written or oral. This letter may not be modified nor amended except by a written agreement signed by the Chief Executive Officer or Chief Operating Officer and by you.

          Urologix is an employment-at-will company, where either the employee or Urologix may terminate employment for any reason whatsoever, with or without cause, and at any time. No section of our employee handbook nor this letter is meant to be construed, nor should be construed, as establishing anything other than an employment-at-will relationship, nor does it limit management’s discretion to make personnel decisions.

          This offer of employment is valid until June 1, 2010. If the provisions of this offer are acceptable to you, please sign one copy of this offer letter and return it to me at your earliest convenience. The second original copy is for your personal files. I have also enclosed two job descriptions. I ask that you sign both, keep one copy and return the other copy to me along with a signed copy of this letter and the Urologix, Inc. Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition.

          Urologix is committed to excellence in the medical device field. We can only succeed in our goal with a staff of dedicated, knowledgeable and enthusiastic professionals. On behalf of all of the senior management of Urologix, I am gratified by your expression of interest in the assumption of the leadership role for Research & Development. This is a position that will enable you to have an immediate impact inside and outside the Company, to further the technology as the “gold standard” for minimally invasive BPH therapies as well as to leverage the technological capability of our system and staff to address new opportunities. We are delighted to make this offer for you to join our team, and I personally look forward to working with you. Please contact me if you have any questions.

Sincerely,

/s/ Greg Fluet
Greg Fluet
Executive VP and Chief Operating Officer

/s/ Ralph Cardinal	6/1/2010
Accepted – Signature	Date
Ralph Cardinal